Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Second Quarter Results;
Consumer Engagement Surges at the Break of the Lawn & Garden Season
▪

▪	Company reaffirms full-year outlook for adjusted earnings of $3.40 to $3.60 per share

▪	Consumer purchases at major U.S. retailers up 5% YTD through May 3

▪	Company-wide Q2 sales increased 2%, up 4% excluding foreign exchange

▪	Company-wide Q2 adjusted net income of $2.06 per share

MARYSVILLE, Ohio (May 5, 2015) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced financial results for its fiscal second quarter and reaffirmed its full-year earnings outlook based on strong consumer purchases of its products since the break of the lawn and garden season.

For the fiscal second quarter, which ended March 28, the Company reported sales growth of 2 percent, or 4 percent excluding the impact of foreign exchange rates, and adjusted earnings from continuing operations of $2.06 per share.

“Consumer engagement in April was outstanding and on a year-to-date basis through May 3, consumer purchases of our products in the U.S. are up 5 percent,” said Jim Hagedorn, chairman and chief executive officer. “Now that the weather has broken in the northeast, we’re seeing strong engagement in all parts of the U.S. I’m especially encouraged by double-digit increases in the Midwest and a 7 percent increase on the west coast, despite the highly publicized impact of the drought in California.

“From a brand perspective, we’re especially pleased with our Ortho business, which has been gaining market share throughout the season as consumers respond to our aggressive marketing efforts. The resurgence of the mass retail consumer is also encouraging and has led to a double-digit increase in that channel. Finally, we’re seeing strong consumer support for our new products, especially Scotts Outdoor Cleaner with OxiClean™.

“The business is exactly where we had hoped it would be as we have now reached the peak of the lawn and garden season. While the extended winter weather caused second quarter shipments to finish slightly behind our plan, that shortfall has been overcome. The strong momentum of the business allows us to confidently re-affirm our full-year adjusted earnings guidance of $3.40 to $3.60 per share.”

Second Quarter Details
Sales in the Global Consumer segment increased 2 percent to $1.06 billion during the second quarter driven primarily from acquisitions and increased volume in the U.S. Scotts LawnService sales increased 5 percent to $30.4 million in the second quarter, with strong growth in customer count offsetting slower than expected sales in the Northeast due to a delay in the start of the spring season.

The adjusted company-wide gross margin rate was 39.3 percent, compared with 40.1 percent a year ago. The 80-basis point decline was primarily attributable to acquisitions and higher material costs for grass seed and peat. Selling, general and administrative expenses (SG&A) increased 4 percent to $219.7 million in line with the Company’s internal expectation and attributable primarily to acquisitions.

Operating income from the Global Consumer segment for the quarter increased 1 percent to $272.0 million, compared with $269.5 million a year ago. The Scotts LawnService® segment reported an operating loss of $22.6 million for the quarter, compared with a loss of $20.3 million during the same quarter a year ago.

On a company-wide basis, adjusted income attributable to controlling interest from continuing operations for the second quarter was $127.9 million, or $2.06 per share, compared with $136.7 million, or $2.17 per share. Those results exclude impairment, restructuring, one-time financing costs, and other charges. On a GAAP basis, income attributable to controlling interest from continuing operations was $124.6 million, or $2.01 per share, compared with $125.7 million, or $2.00 per share, a year ago.

“During the quarter we also completed a series of small acquisitions in our core business and for The Hawthorne Gardening Company,” said Randy Coleman, executive vice president and chief financial officer. “We now believe acquisitions will add at least 3 percentage points of sales growth on a full-year basis and improvement in sales, earnings and operating cash flow in the years that follow.”

Year-to-Date Details
Net sales for the first six months of fiscal 2015 were $1.32 billion, an increase of 4 percent from a year ago, or 6 percent excluding the impact of foreign exchange rates. The year-over-year change was attributable to a 4 percent increase in the Global Consumer segment to $1.23 billion, largely due to acquisitions and organic sales volume, partially offset by currency changes. Sales for Scotts LawnService® increased 3 percent to $77.1 million.

The adjusted company-wide gross margin rate for the first six months decreased 170 basis points to 35.1 percent. The decline, in addition to the factors impacted the second quarter, was due primarily to the mark-to-market adjustments of fuel hedges in the first quarter. The Company has begun to realize the offsetting savings from fuel purchases and continues to expect its full-year gross margin rate to be in line with 2014.

SG&A increased 3 percent to $346.6 million for the first six months, in line with Company expectations and attributable to acquisitions and higher advertising to support the Tomcat brand in the first quarter.

Adjusted income from continuing operations was $59.4 million, or $0.96 per share, compared with $71.1 million, or $1.13 per share for the same period a year ago. Those results exclude impairment, restructuring and other charges, as well as one-time costs related to financing. Including those items, reported income from continuing operations for the first six months was $50.0 million, or $0.81 per share, compared with $59.9 million, or $0.95 per share, a year ago.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, May 5
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 1-888-312-9852 (Conference Code: 7128659). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 28, 2015	March 29, 2014	% Change	March 28, 2015	March 29, 2014	% Change
Net sales		$1,102.3	$1,081.0	2%	$1,318.5	$1,270.6	4%
Cost of sales		668.8	647.2		855.7	802.9
Cost of sales - impairment, restructuring and other		0.2	—		0.2	—
Gross profit		433.3	433.8	0%	462.6	467.7	(1)%
% of sales		39.3%	40.1%		35.1%	36.8%
Operating expenses:
Selling, general and administrative		219.7	212.2	4%	346.6	336.6	3%
Impairment, restructuring and other		4.9	6.1		14.5	6.4
Other income, net		(0.6)	(1.6)		(1.8)	(2.7)
Income from operations		209.3	217.1	(4)%	103.3	127.4	(19)%
% of sales		19.0%	20.1%		7.8%	10.0%
Costs related to refinancing		—	10.7		—	10.7
Interest expense		15.0	12.0		24.7	25.9
Income from continuing operations before income taxes		194.3	194.4	—%	78.6	90.8	(13)%
Income tax expense from continuing operations		70.0	68.7		28.3	30.9
Income from continuing operations		124.3	125.7	1%	50.3	59.9	(16)%
Income from discontinued operations, net of tax	(3)	—	—		—	0.1
Net income		$124.3	$125.7		$50.3	$60.0
Net loss (income) attributable to noncontrolling interest		0.3	—		(0.3)	—
Net income attributable to controlling interest		$124.6	$125.7		$50.0	$60.0
Basic income per common share:	(1)
Income from continuing operations		$2.05	$2.03	1%	$0.82	$0.97	(15)%
Income from discontinued operations		—	—		—	—
Net income		$2.05	$2.03		$0.82	$0.97
Diluted income per common share:	(2)
Income from continuing operations		$2.01	$2.00	1%	$0.81	$0.95	(15)%
Income from discontinued operations		—	—		—	—
Net income		$2.01	$2.00		$0.81	$0.95
Common shares used in basic income per share calculation		60.9	61.9	(2)%	60.9	62.0	(2)%
Common shares and potential common shares used in diluted income per share calculation		62.1	62.9	(1)%	62.0	63.1	(2)%

Non-GAAP results from continuing operations:
Adjusted income attributable to controlling interest from continuing operations	(4)	$127.9	$136.7	6%	$59.4	$71.1	(16)%
Adjusted diluted income per share from continuing operations	(2) (4)	$2.06	$2.17	5%	$0.96	$1.13	(15)%
Adjusted EBITDA	(3) (4)	$232.7	$233.3	—%	$142.5	$159.7	(11)%
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to, and are managed by, the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Six Months Ended
	March 28, 2015	March 29, 2014	% Change	March 28, 2015	March 29, 2014	% Change
Net Sales:
Global Consumer	$1,064.3	$1,046.0	2%	$1,227.9	$1,184.4	4%
Scotts LawnService®	30.4	28.9	5%	77.1	75.2	3%
Segment total	1,094.7	1,074.9	2%	1,305.0	1,259.6	4%
Corporate & Other	7.6	6.1		13.5	11.0
Consolidated	$1,102.3	$1,081.0	2%	$1,318.5	$1,270.6	4%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$272.0	$269.5	1%	$197.8	$202.1	(2)%
Scotts LawnService®	(22.6)	(20.3)	(11)%	(21.1)	(17.7)	(19)%
Segment total	249.4	249.2		176.7	184.4
Corporate & Other	(31.8)	(23.0)		(52.0)	(44.7)
Intangible asset amortization	(3.2)	(3.0)		(6.7)	(5.9)
Impairment, restructuring and other	(5.1)	(6.1)		(14.7)	(6.4)
Costs related to refinancing	—	(10.7)		—	(10.7)
Interest expense	(15.0)	(12.0)		(24.7)	(25.9)
Consolidated	$194.3	$194.4	—%	$78.6	$90.8	(13)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 28, 2015	March 29, 2014	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$54.8	$152.7	$89.3
Accounts receivable, net	1,058.8	1,088.8	337.7
Inventories	596.1	546.2	385.1
Prepaids and other current assets	153.8	149.9	122.9
Total current assets	1,863.5	1,937.6	935.0
Property, plant and equipment, net	437.0	443.6	437.0
Goodwill	371.5	333.3	350.9
Intangible assets, net	308.6	318.5	302.7
Other assets	29.2	38.2	32.7
Total assets	$3,009.8	$3,071.2	$2,058.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$318.1	$278.6	$91.9
Accounts payable	300.4	342.5	193.3
Other current liabilities	366.7	397.0	259.5
Total current liabilities	985.2	1,018.1	544.7
Long-term debt	1,211.1	1,145.3	692.4
Other liabilities	243.6	232.1	254.0
Total liabilities	2,439.9	2,395.5	1,491.1
Shareholders' equity	569.9	675.7	567.2
Total liabilities and shareholders’ equity	$3,009.8	$3,071.2	$2,058.3

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended March 28, 2015			Three Months Ended March 29, 2014
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted
Net sales	$1,102.3	$—	$1,102.3	$1,081.0	$—	$—	$1,081.0
Cost of sales	668.8	—	668.8	647.2	—	—	647.2
Cost of sales - impairment, restructuring and other	0.2	0.2	—	—	—	—	—
Gross profit	433.3	(0.2)	433.5	433.8	—	—	433.8
% of sales	39.3%		39.3%	40.1%			40.1%
Operating expenses:
Selling, general and administrative	219.7	—	219.7	212.2	—	—	212.2
Impairment, restructuring and other	4.9	4.9	—	6.1	6.1	—	—
Other income, net	(0.6)	—	(0.6)	(1.6)	—	—	(1.6)
Income from operations	209.3	(5.1)	214.4	217.1	(6.1)	—	223.2
% of sales	19.0%		19.5%	20.1%			20.6%
Costs related to refinancing	—	—	—	10.7	—	10.7	—
Interest expense	15.0	—	15.0	12.0	—	—	12.0
Income from continuing operations before income taxes	194.3	(5.1)	199.4	194.4	(6.1)	(10.7)	211.2
Income tax expense from continuing operations	70.0	(1.8)	71.8	68.7	(2.1)	(3.7)	74.5
Income from continuing operations	124.3	(3.3)	127.6	125.7	(4.0)	$(7.0)	136.7
Loss attributable to noncontrolling interest	0.3	—	0.3	—	—	$—	—
Income attributable to controlling interest from continuing operations	$124.6	$(3.3)	$127.9	$125.7	$(4.0)	$(7.0)	$136.7
Basic income per share from continuing operations	$2.05	$(0.05)	$2.10	$2.03	$(0.07)	$(0.11)	$2.21
Diluted income per share from continuing operations	$2.01	$(0.05)	$2.06	$2.00	$(0.06)	$(0.11)	$2.17
Common shares used in basic income per share calculation	60.9	60.9	60.9	61.9	61.9	61.9	61.9
Common shares and potential common shares used in diluted income per share calculation	62.1	62.1	62.1	62.9	62.9	62.9	62.9
Calculation of Adjusted EBITDA:
Income from continuing operations	$124.3			$125.7
Income tax expensefrom continuing operations	70.0			68.7
Income from discontinued operations, net of tax	—			—
Income tax expense from discontinued operations	—			0.4
Costs related to refinancing	—			10.7
Interest expense	15.0			12.0
Depreciation	12.8			12.6
Amortization (including Roundup)	3.4			3.2
Mark-to-market adjustments on derivatives	7.2			—
Adjusted EBITDA	$232.7			$233.3
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Six Months Ended March 28, 2015				Six Months Ended March 29, 2014
	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted
Net sales	$1,318.5	$—	$—	$1,318.5	$1,270.6	$—	$—	$1,270.6
Cost of sales	855.7	—	—	855.7	802.9	—	—	802.9
Cost of sales - impairment, restructuring and other	0.2	0.2	—	—	—	—	—	—
Gross profit	462.6	(0.2)	—	462.8	467.7	—	—	467.7
% of sales	35.1%			35.1%	36.8%			36.8%
Operating expenses:
Selling, general and administrative	346.6	—	—	346.6	336.6	—	—	336.6
Impairment, restructuring and other	14.5	14.5	—	—	6.4	6.4	—	—
Other income, net	(1.8)	—	—	(1.8)	(2.7)	—	—	(2.7)
Income from operations	103.3	(14.7)	—	118.0	127.4	(6.4)	—	133.8
% of sales	7.8%			8.9%	10.0%			10.5%
Costs related to refinancing	—	—	—	—	10.7	—	10.7	—
Interest expense	24.7	—	—	24.7	25.9	—	—	25.9
Income from continuing operations before income taxes	78.6	(14.7)	—	93.3	90.8	(6.4)	(10.7)	107.9
Income tax expense from continuing operations	28.3	(5.3)	—	33.6	30.9	(2.2)	(3.7)	36.8
Income from continuing operations	50.3	(9.4)	—	59.7	59.9	(4.2)	$(7.0)	71.1
Income attributable to noncontrolling interest	(0.3)	—	—	(0.3)	—	—	$—	—
Income attributable to controlling interest from continuing operations	$50.0	$(9.4)	$—	$59.4	$59.9	$(4.2)	$(7.0)	$71.1
Basic income per share from continuing operations	$0.82	$(0.15)	$—	$0.97	$0.97	$(0.07)	$(0.11)	$1.15
Diluted income per share from continuing operations	$0.81	$(0.15)	$—	$0.96	$0.95	$(0.07)	$(0.11)	$1.13
Common shares used in basic income per share calculation	60.9	60.9	60.9	60.9	62.0	62.0	62.0	62.0
Common shares and potential common shares used in diluted income per share calculation	62.0	62.0	62.0	62.0	63.1	63.1	63.1	63.1
Calculation of Adjusted EBITDA:
Income from continuing operations	$50.3				$59.9
Income tax expense from continuing operations	28.3				30.9
Income from discontinued operations, net of tax	—				0.1
Income tax expense from discontinued operations	—				0.5
Costs related to refinancing	—				10.7
Interest expense	24.7				25.9
Depreciation	24.9				25.4
Amortization (including Roundup)	7.1				6.3
Mark-to-market adjustments on derivatives	7.2				—
Adjusted EBITDA	$142.5				$159.7

Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the second quarter of fiscal 2014, the Company completed the sale of its Wild Bird Food business. As a result, effective in its second quarter of fiscal 2014, the Company classified its results of operations for all periods presented to reflect the Wild Bird Food business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.00 at March 28, 2015) and an interest coverage ratio (minimum of 3.50 for the three months ended March 28, 2015). The Company was in compliance with the terms of all debt covenants at March 28, 2015.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.